UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 26, 2025

BRAEMAR HOTELS & RESORTS INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35972	46-2488594
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway Suite 1200 Dallas Texas	75254
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BHR	New York Stock Exchange
Preferred Stock, Series B	BHR-PB	New York Stock Exchange
Preferred Stock, Series D	BHR-PD	New York Stock Exchange

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 26, 2025, Braemar Hotels & Resorts Inc. (the “Company”) entered into a Letter Agreement (the “Letter Agreement”) with its external advisor, Ashford Inc. (the “Advisor”), with respect to that certain Fifth Amended and Restated Advisory Agreement, dated as of April 23, 2018, among the Company, Braemar Hospitality Limited Partnership, Braemar TRS Corporation, Ashford Hospitality Advisors LLC and the Advisor (as amended, the “Advisory Agreement”). The Letter Agreement was entered into in connection with the exploration of a potential sale of the Company by the Company’s Board of Directors.

Pursuant to the Letter Agreement, the Company and the Advisor have agreed that the fair and reasonable calculation of all amounts due from the Company to the Advisor under the termination provisions in Section 12.5(b) of the Advisory Agreement with respect to a Company Sale Transaction (as defined in the Letter Agreement) is $574.83 million (exclusive of accrued fees). However, the Company and the Advisor have agreed to the payment of a discounted aggregate amount of $480 million plus accrued fees (the “Company Sale Fee”) by the Company to the Advisor upon a Company Sale Transaction in full and final satisfaction of such termination payment obligations. The Advisor received $17 million of such payment upon the execution of the Letter Agreement in accordance with its terms, which amount will be credited against amounts due and payable to the Advisor by the Company under the Advisory Agreement in the event the Company does not undergo a Company Sale Transaction by July 1, 2028 in accordance with the Letter Agreement. In addition, the definitive documentation in any Company Sale Transaction will include an express condition that the buyer will assume the master project management agreement with Premier Project Management, LLC and the master hotel management agreement with Remington Lodging & Hospitality, LLC (together, the “Master Agreements”). However, the special committee of the Board of Directors and the independent members of the Board of Directors have negotiated that the Master Agreements may be completely canceled by the buyer for an additional payment of $25 million to be paid to the Advisor at the time of closing of any Company Sale Transaction.

If a Company Sale Transaction is consummated at any time prior to July 1, 2028, then the Company Sale Fee shall be due and payable in accordance with the terms of the Letter Agreement. If a Company Sale Transaction has not been consummated by July 1, 2028, the Letter Agreement shall terminate without further obligation by the Company to pay the Company Sale Fee or to make any other payment to the Advisor in connection with the Letter Agreement and, for the avoidance of doubt, the Advisory Agreement shall remain in full force and effect.

Upon the consummation of a Company Sale Transaction, the Advisory Agreement will be terminated.

The Letter Agreement contains additional customary terms, conditions, covenants, representations and warranties from each of the respective parties.

ITEM 7.01 REGULATION FD DISCLOSURE.

A copy of the press release announcing the Company’s exploration of a Company Sale Transaction is attached hereto as Exhibit 99.1.

The information in this Item 7.01 of this Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description
10.1	Fifth Amended and Restated Advisory Agreement, dated as of April 23, 2018, among Braemar Hotels & Resorts Inc., Braemar Hospitality Limited Partnership, Braemar TRS Corporation, Ashford Hospitality Advisors LLC and Ashford Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on April 23, 2018) (File No. 001-35972).
10.2	Letter Agreement, dated August 26, 2025, by and among Braemar Hotels & Resorts Inc., Braemar Hospitality Limited Partnership, Ashford Inc. and Ashford Hospitality Advisors LLC.
99.1	Press Release of the Company, dated August 26, 2025.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAEMAR HOTELS & RESORTS INC.

Dated: August 26, 2025	By:	/s/ Alex Rose
Alex Rose
Executive Vice President, General Counsel & Secretary